UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 27, 2017

TRAQER CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-207552	47-3567136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No.7, Xiang’an Road, Dongsheng County
Zhongshan, Guangdong Province, China 528400
(Address of principal executive offices, including zip code)

(86) 0760-22826604
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 27, 2017, Traqer Corp. (“we,” “us,” “our” or the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with Donggao International Group Shares Limited, a Seychelles International Business Company (“Donggao”), and holders of all outstanding capital stock of Donggao (“Donggao Shareholders”). Under the terms of the Exchange Agreement, we will acquire 100% of Donggao’s outstanding capital stock. In exchange, we will issue to the Donggao Shareholders, in the aggregate, 300,000,000 shares of the Company’s common stock.
Upon the closing of the transactions contemplated under the Exchange Agreement, Donggao will become a wholly-owned subsidiary of the Company. The Exchange Agreement and the transactions contemplated there under (the “Exchange”) were approved by our sole director Limei Jiang, who is also a shareholder of the Company. The Exchange Agreement provides that upon the closing of the Exchange, our current Chief Executive Officer, Limei Jiang, will resign, and Yue Zhong, the current Chief Executive Officer of Donggao, will be appointed as a director, the Chairman of the board of directors, and Chief Executive Officer of the Company.
The Exchange Agreement
Under the terms of the Exchange Agreement, the Donggao Shareholders will exchange all of their shares of outstanding capital stock of Donggao for an aggregate of 300,000,000 shares of the Company’s common stock.  We currently have a total of 5,761,500 shares of common stock outstanding. Upon completion of the Exchange, the Company would have approximately 305,761,500 shares of common stock outstanding, of which 300,000,000 shares would be owned by the former Donggao Shareholders, representing approximately 98.12% of the total issued and outstanding shares of the Company, and 5,761,500 shares would be owned by the Company’s current stockholders, representing approximately 1.88% of the total issued and outstanding shares of the Company. The closing of the Exchange would result in a change of control of the Company.
The Exchange Agreement contains representations and warranties of the Company, Donggao and Donggao Shareholders, customary for a transaction of this nature.  The closing is subject to certain conditions, including, among others, the accuracy of all representations and warranties, the performance of all covenants, the absence of any material adverse events, and the delivery of Donggao’s audited financial statements.  The Exchange Agreement may be terminated by mutual consent of Donggao and the Company; by either party if the Exchange is not consummated by May 28, 2018; by either party if the Exchange is prohibited by issuance of an order, decree or ruling; or by either party for various other grounds as provided in the Exchange Agreement.  The parties anticipate closing the Exchange as soon as possible upon satisfaction or waiver of the closing conditions but in no event later than the earlier of (i) 180 days after the date of the Exchange Agreement and (ii) 30 days after satisfaction or waiver of all closing conditions. However, the Company cannot provide any assurance that the Exchange or any other transactions contemplated by the Exchange Agreement will be consummated.  The foregoing summary and description of the terms of the transaction contemplated under the Exchange Agreement contained herein is qualified in its entirety by reference to the complete agreement, a copy of which is filed as an exhibit to this report and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above with respect to the issuance of shares of the Company’s common stock in exchange for the acquisition of all outstanding capital stock of Donggao is incorporated into this Item 3.02 by reference. The shares of common stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The shares will be issued in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Exchange Agreement, dated as of November 27, 2017, by and among Traqer Corp., Donggao International Group Shares Limited, and holders of all of the outstanding capital stock of Donggao

*The schedules and exhibits to the Exchange Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Traqer Corp. will furnish copies of any such schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAQER CORP.

By:	/s/ JIANG Limei
Name: JIANG Limei Title: President, Chief Executive Officer, Principal Financial Officer and Treasurer

Date:  November 27, 2017

EXHIBIT INDEX

Exhibit No.	Description

2.1	Exchange Agreement, dated as of November 27, 2017, by and among Traqer Corp., Donggao International Group Shares Limited, and holders of all of the outstanding capital stock of Donggao